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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ______________________


                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                             GREIF BROS. CORPORATION
________________________________________________________________________________
             (Exact Name of Registrant as Specified in its Charter)

               Delaware                                     31-4388903
--------------------------------------------     -------------------------------
 (State of Incorporation or Organization)        (I.R.S. Employer Identification
                                                             No.)


    425 Winter Road, Delaware, Ohio                         43015
--------------------------------------------     -------------------------------
(Address of Principal Executive Offices)                  (Zip Code)


         If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.[x]

         If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.[ ]

         Securities Act registration statement file number to which this form relates: _________________
          (If Applicable)

         Securities to be registered pursuant to Section 12(b) of the Act:

               Title of Each Class                         Name of Each Exchange on Which
               to be so Registered                         Each Class is to be Registered
               -----------------------------------         --------------------------------------------

               Class A Common Stock, without par value     New York Stock Exchange

               Class B Common Stock, without par value     New York Stock Exchange

         Securities to be registered pursuant to Section 12(g) of the Act:

                  None

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Item 1.       Description of Registrant's Securities to be Registered.

         This registration statement relates to the registration of the following classes of Common Stock of Greif Bros. Corporation, a Delaware corporation (the "Company"): (a) Class A Common Stock, without par value (the "Class A Common Stock"); and (b) Class B Common Stock, without par value (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock").

         The Company is authorized to issue 49,280,000 shares of capital stock, consisting of 32,000,000 shares of Class A Common Stock and 17,280,000 shares of Class B Common Stock. A description of the Common Stock and the designations, preferences and restrictions, if any, and the voting rights or restrictions or qualifications of each class of Common Stock are as follows.

Dividends

         The holders of shares of Class A Common Stock are entitled to receive dividends on a cumulative basis on the Class A Common Stock in an amount equal to $0.01 per share per annum, payable quarterly on the first day of January, April, July and October of each year, before any dividend (whether in cash, property, stock or otherwise) may be declared, set apart for payment or paid upon any shares of Class B Common Stock. After the full dividend for a year and any arrearages for preceding years have been declared and paid to, or set apart for, the holders of shares of Class A Common Stock, the holders of shares of Class B Common Stock may receive dividends on a noncumulative basis in an amount up to $0.005 per share per annum, subject to the condition that the surplus or net profits of the Company, after the payment of any such dividends on shares of Class B Common Stock, must be at least equal to the sum required for the payment in full of the cumulative dividends on shares of Class A Common Stock for one year. Thereafter, the holders of shares of Common Stock participate in any further distribution of dividends in the proportion of $0.01 per share to the holders of Class A Common Stock and $0.015 per share to the holders of Class B Common Stock.

         Dividends upon either class of Common Stock are payable only out of the surplus or net profits of the Company, as determined by the Board of Directors, and only as and when declared by the Board of Directors.

Liquidation

         In the event of any liquidation, dissolution or winding up of the Company, the holders of shares of Class A Common Stock are entitled to be paid cumulative dividends accrued on the Class A Common Stock plus $0.15625 per share before any distribution or payment may be made to the holders of shares of Class B Common Stock. After the full payment to the holders of shares of Class A Common Stock as described in the preceding sentence, the holders of shares of Class B Common Stock are entitled to be paid $0.15625 per share. After payment in full to the holders of Class A Common Stock and Class B Common Stock, as described in the preceding sentences, all remaining assets are distributed to the holders of Common Stock on a pro rata basis.

Voting

         The holders of shares of Class B Common Stock are entitled to one vote per share for the election of directors and on all other matters submitted to a vote of stockholders. Except as described below, the holders of shares of Class A Common Stock have no voting rights and are not entitled to notice of meetings of the stockholders.

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         The holders of shares of Class A Common Stock are entitled to one vote per share for the election of directors and on all other matters submitted to a vote of stockholders, and are entitled to notice of meetings of the stockholders, if, at any time, four quarterly cumulative dividends upon the Class A Common Stock are in default or unpaid in whole or in part. The voting rights of the Class A Common Stock continue until all arrearages in the payment of cumulative dividends upon the Class A Common Stock have been paid and the dividends thereon for the current dividend have been declared and the funds for the payment thereof set aside. Thereafter, if and when the defaulted dividends are paid in full and provisions made for the payment of current dividends, holders of shares of Class A Common Stock are divested of such voting rights; subject always to the same provisions for the vesting of such voting rights in the case of any similar default or defaults in the payment of four quarterly cumulative dividends upon the Class A Common Stock and the divesting of such voting rights in the event that such default or defaults are cured.

Other Matters

         The holders of Common Stock have no preemptive, conversion, or other subscription rights, and the Common Stock does not have any redemption or sinking fund provisions. Holders of shares of Common Stock are not entitled to cumulative voting for the election of directors. All outstanding shares of Common Stock are validly issued, fully paid and nonassessable.

Certain Provisions of the Organizational Documents and Delaware Law

         The Company's certificate of incorporation and Delaware law contain provisions that may have the effect of making more difficult or delaying attempts by others to obtain control of the Company, even when these attempts may be in the best interests of stockholders.

         The Company's certificate of incorporation and by-laws contain a number of provisions relating to corporate governance and to the rights of stockholders. These provisions include (a) the authority of the Board of Directors to determine the exact number of directors, (b) the authority of the Board of Directors to fill vacancies on the Board of Directors, and (c) the requirement for stockholders to follow certain procedures in order for them to bring proposals before a meeting of the Company's stockholders.

         The Company is subject to Section 203 of the Delaware General Corporation Law which, with certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
(iii) on or after such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder. An "interested stockholder" is defined as any person that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or (b) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

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Item 2.    Exhibits.

Exhibit No.   Description of Exhibit

3(a)          Amended and Restated Certificate of Incorporation of Greif Bros.
              Corporation.

3(b)          Amended and Restated By-Laws of Greif Bros. Corporation.

3(c)          Amendment to Amended and Restated By-Laws of Greif Bros.
              Corporation.

4(a) Specimen of stock certificate representing shares of Class A Common Stock, without par value, of Greif Bros. Corporation.

4(b) Specimen of stock certificate representing shares of Class B Common Stock, without par value, of Greif Bros. Corporation.


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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: September 25, 2002                     GREIF BROS. CORPORATION




                                              By /s/ Donald S. Huml
                                                 -------------------------------
                                                 Donald S. Huml,
                                                 Chief Financial Officer

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                                  EXHIBIT INDEX

                                                      If Incorporated by Reference, Document
Exhibit No.     Description of Exhibit                with which Exhibit was Filed with SEC
----------      ----------------------                -------------------------------------

3(a)            Amended and Restated Certificate of   Annual Report on Form 10-K for the fiscal year ended
                Incorporation of Greif Bros.          October 31, 1997, File No. 1-566 (see Exhibit 3(a)
                Corporation.                          therein).

3(b)            Amended and Restated By-Laws of       Annual Report on Form 10-K for the fiscal year ended
                Greif Bros. Corporation.              October 31, 1997, File No. 1-566 (see Exhibit 3(b)
                                                      therein).

3(c)            Amendment to Amended and Restated     Annual Report on Form 10-K for the fiscal year ended
                By-Laws of Greif Bros. Corporation.   October 31, 1998, File No. 1-566 (see Exhibit 3(c)
                                                      therein).

4(a)            Specimen of stock certificate         Included herein.
                representing shares of Class A
                Common Stock, without par value, of
                Greif Bros. Corporation.

4(b)            Specimen of stock certificate         Included herein.
                representing shares of Class B
                Common Stock, without par value, of
                Greif Bros. Corporation.
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